Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Corporation Announces $14 Million Private Placement of Convertible Preferred Stock

ROANOKE, VA (June 28, 2013) — HomeTown Bankshares Corporation (the “Company”) (OTCBB: HMTA), the parent company of HomeTown Bank, (www.hometownbankva.com) announced today the successful completion of a $14 million private placement of convertible preferred stock. The Company issued 14,000 shares of its 6.0% Series C Non-Cumulative Perpetual Convertible Preferred Stock with a liquidation preference of $1,000 per share in a Reg. D private placement to institutional and accredited investors. The convertible preferred stock pays quarterly dividends equivalent to six percent (6%) per annum, and converts into shares of the Company’s common stock based on a conversion price of $6.25 per share of common stock, subject to adjustment.

The Company intends to use the net proceeds from this offering to redeem the $10,374,000 of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Series B, originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. The Company intends to use any remaining net proceeds to support future growth and for general corporate purposes.

Susan Still, President and Chief Executive Officer, commented, “We are pleased with the response to our capital raise. The offering was a vote of confidence by the investment community showing strong support for our Company and its strategic plan. This new capital will allow the Company to continue to grow organically and will support the capital needs of HomeTown Bank.”

The Company engaged the investment banking firm of FIG Partners, LLC to act as its sole placement agent to assist with the offering and the law firm of Gentry Locke Rakes & Moore, LLP acted as legal counsel.

About HomeTown Bankshares Corporation:

HomeTown Bankshares Corporation was established in September 2009 as the bank holding company for HomeTown Bank. HomeTown Bank was organized and incorporated under the laws of the State of Virginia and commenced operations in November 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. HomeTown Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches, seven ATMs and a HomeTown Mortgage office. A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbankva.com.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.